(a)(125)

ING AMERICAN FUNDS INTERNATIONAL GROWTH AND INCOME PORTFOLIO

PLAN OF LIQUIDATION AND DISSOLUTION OF SERIES

This Plan of Liquidation and Dissolution of Series (the "Plan") is made by ING Investors Trust (the "Trust"), a Massachusetts business trust, with respect to ING American Funds International Growth and Income Portfolio (the "Portfolio"), a separate series of shares of beneficial interest, and a segregated portfolio of assets, of the Trust. The Portfolio is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). This Plan is intended to accomplish the complete liquidation and dissolution of the Portfolio in conformity with all provisions of Massachusetts law, the 1940 Act, the Internal Revenue Code of 1986, as amended (the "Code"), and the Trust's Amended and Restated Agreement and Declaration of Trust dated the 26th day of February, 2002, as amended (the "Declaration of Trust").

WHEREAS, the Trust's Board of Trustees (the "Trustees") has determined, on behalf of the Portfolio, that it is in the best interests of the Portfolio and its shareholders to liquidate and dissolve the Portfolio; and

WHEREAS, by resolutions of the Board on September 12, 2013, the Board considered and adopted this Plan as the method of liquidating and dissolving the Portfolio in accordance with applicable provisions of Massachusetts law and the Trust's Declaration of Trust and Bylaws, including, but not limited to, Article XI, Section 11.2 of the Declaration of Trust.

NOW, THEREFORE, the liquidation and dissolution of the Portfolio shall be carried out in the manner hereinafter set forth.

1.Effective Date of Plan. This Plan shall become effective with respect to the Portfolio on January 17, 2014 or on a date deemed appropriate by the officers of the Trust (the "Effective Date"). This Plan shall not become effective if it has not been adopted by a majority of the shares of the Portfolio outstanding and entitled to vote.

2.Liquidation. As soon as practicable following the Effective Date, the Portfolio shall be liquidated in accordance with Section 331 of the Code (the "Liquidation").

3.Cessation of Business. Upon the Effective Date, the Portfolio shall thereupon cease the public offering of its shares, shall not engage in any business activities, except for the purposes of winding up its business and affairs, and shall distribute the Portfolio's assets to its shareholders in accordance with the provisions of this Plan; provided, however, that the Portfolio may continue to carry on its activities as an investment company, as described in its current prospectus, with regard to its existing shareholders and assets, until the final liquidating distribution to its shareholders has been made.

4.Restriction of Transfer and Redemption of Shares. The proportionate interests of shareholders in the assets of the Portfolio shall be fixed on the basis of their respective shareholdings at the close of business on January 16, 2014 or on the same day as the Effective Date (the "Closing Date"). On such date, the books of the Portfolio shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the Commonwealth of Massachusetts or otherwise, the shareholders' respective interests in the Portfolio's assets shall not be transferable or redeemable.

5.Liquidation of Assets. As soon as it is reasonable and practicable after the Effective Date, but in no event later than February 7, 2014 or on a date deemed appropriate by the officers of the Trust (the "Liquidation Date"), all portfolio securities of the Portfolio not already converted to cash or cash equivalents shall be converted to cash or cash equivalents.

6.Liabilities. During the period between the Effective Date and the Liquidation Date (the "Liquidation Period"), the Portfolio shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Portfolio. If the Portfolio is unable to pay, discharge or otherwise provide for any liabilities of the Portfolio during the Liquidation Period, the Portfolio may, however, retain cash or cash equivalents in an amount that it estimates is necessary to discharge any unpaid liabilities and obligations of the Portfolio on the Portfolio's books as of the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable for the period prior to the Liquidation Date, and (ii) pay such contingent liabilities as the Trustees shall reasonably deem to exist against the assets of the Portfolio on the Portfolio's books.

7.Distribution to Shareholders. The Portfolio's assets will be distributed ratably among the Portfolio's shareholders of record in one or more cash payments no later than the end of the Liquidation Period. The value of such cash payments shall be allocated to ING Liquid Assets Portfolio. The first distribution of the Portfolio's assets is expected to consist of cash representing substantially all the assets of the Portfolio, less the amount reserved to pay creditors of the Portfolio, if any.

If the Trustees are unable to make distributions to all of the Portfolio's shareholders because of the inability to locate shareholders to whom distributions in cancellation and redemption of Portfolio shares are payable, the Trustees may create, in the name and on behalf of the Portfolio, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of the Portfolio in such trust for the benefit of the shareholders.

8.Receipt of Cash or Other Distributions After the Liquidation Date. Following the Liquidation Date, if the Portfolio receives any form of cash or is entitled to any other distributions that it had not recorded on its books on or before the Liquidation Date, except as otherwise described below, such cash or other distribution will be disbursed in the following manner:

a.The Trust will determine the shareholders of record of the Portfolio as of the Liquidation Date of the Plan.

b.The Trust will then identify the shareholders of record as of the Effective Date who would be entitled to a pro rata share of the cash or distribution received by the Portfolio (net of all expenses associated with effecting the disposition of such cash or distribution).

M:\FUNDS\Legal Admin\Registration Statements\Unified\IIT\2020\485b\Filing Documents\Exhibits\(a)(125) IIT Plan of Liquidation - Am Funds Intl Growth and Income Portfolio - 1309F (Revised).doc

c.The Trust will then be responsible for disbursing to each such shareholder of record, identified in accordance with paragraph 8.b above, their pro rata portion of the cash.

d.If there are no shareholders entitled to receive such proceeds, any cash or distribution will be distributed proportionately among the remaining series of the Trust based on the net assets of each series.

9.Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the Liquidation Date, the Portfolio shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the shareholders of the Portfolio all of the Portfolio's investment company taxable income for taxable years ending at or prior to the Liquidation Date (computed without regard to any deduction for dividends paid) and all of its net capital gain, if any, realized in taxable years ending at or prior to the Liquidation Date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.

10.Expenses. The investment adviser (or an affiliate of the investment adviser) shall bear (either directly or, if applicable, through an expense reimbursement provision with the Portfolio) the expenses incurred in connection with carrying out this Plan with respect to the Portfolio including, but not limited to, printing, legal, accounting, custodian and transfer agency fees and the expenses of reports to shareholders whether or not the Liquidation contemplated by this Plan is effected with the exception of transition costs which shall be borne by the Portfolio. Any expenses and liabilities attributed to the Portfolio that were not accrued for at the time of the Liquidation will also be borne by the investment adviser (or an affiliate of the investment adviser) unless such expenses and liabilities, or any portion thereof, shall be payable under an insurance policy purchased by the Trust.

11.Powers of Board of Trustees. The Trust's Board and, subject to the direction of the Board, its officers shall have authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Investment Company Act or any other applicable laws. The death, resignation or disability of any Trustee or any officer of the Trust shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan.

12.Amendment of Plan. The Board shall have the authority at any time to authorize variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effect the liquidation of the Portfolio, and the distribution of the Portfolio's net assets to its shareholders in accordance with the laws of the Commonwealth of Massachusetts, the Investment Company Act, the Code, the Declaration of Trust, and Bylaws of the Trust, if the Board determines that such action would be advisable and in the best interests of the Portfolio and its shareholders.

M:\FUNDS\Legal Admin\Registration Statements\Unified\IIT\2020\485b\Filing Documents\Exhibits\(a)(125) IIT Plan of Liquidation - Am Funds Intl Growth and Income Portfolio - 1309F (Revised).doc

13.Termination of Plan. This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Trust's Board at any time prior to the Liquidation Date if circumstances should develop that, in the opinion of the Trustees in their sole discretion, make proceeding with this Plan inadvisable for the Portfolio.

14.Filings. As soon as practicable after the final distribution of the Portfolio's assets to shareholders, the Trust shall file a notice of liquidation and dissolution of the Portfolio and any other documents as are necessary to effect the liquidation and dissolution of the Portfolio in accordance with the requirements of the Trust's Declaration of Trust, Massachusetts law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Portfolio is so qualified, as well as the preparation and filing of any tax returns, including, but not limited to the Portfolio's final income tax returns, Forms 966, 1096 and 1099.

15.Further Assurances. The Trust shall take such further action, prior to, at, and after the Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

16.Governing Law. This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

ING INVESTORS TRUST

on behalf of ING American Funds International Growth and Income Portfolio

By: __________________________

Todd Modic

Senior Vice President

4

M:\FUNDS\Legal Admin\Registration Statements\Unified\IIT\2020\485b\Filing Documents\Exhibits\(a)(125) IIT Plan of Liquidation - Am Funds Intl Growth and Income Portfolio - 1309F (Revised).doc